SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2001

EXTENDICARE HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-43549	98-0066268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 West Michigan Street Milwaukee, Wisconsin	53203
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (414) 271-9696

        Item 5. Other Events and Regulation FD Disclosure.

        On October 9, 2001 certain affiliates of Extendicare Health Services, Inc. (the "Company") announced the Company's withdrawal from the Texas nursing home market through a transaction with Senior Health Properties - Texas, Inc., ("Senior Health"). The transaction involves the transfer of operations of 17 of the Company's owned or operated skilled nursing centers with 1,421 beds. The press release is attached hereto and incorporated herein by reference.

        Upon receipt of all necessary third party approvals, including state licensure and certification, the transfer of operations will be effective on October 1, 2001. Under Texas law, governmental approvals are retroactively effective following successful completion of a survey under new management.

        Senior Health will operate the 13 subleased facilities for the remaining lease terms, one of which expires on October 31, 2001, and the remainder in February 2012. The four facilities owned by the Company will be leased for a five year term. The agreement provides for a base annual rental of approximately $4.0 million, or $1.8 million in excess of the Company's current annual lease costs, which will escalate in alignment to the Company's existing lease for leased facilities and in alignment with Medicaid rate increases for the owned facilities. In addition, the Company is entitled to a percentage of the net profit earned by Senior Health after rent, management fees and other specified expenditures. Senior Health will have the right of first refusal to purchase the four owned facilities. The book value of the facilities under lease to Senior Health as of June 30, 2001 was $12.5 million. As a result of the transaction, the Company will incur a $1.7 million write-down of the assets as of September 30, 2001.

        Item 7. Financial Statements and Exhibits.

        (c)       Exhibits

Exhibit No.	Description

99.1	Press release dated October 9, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2001	EXTENDICARE HEALTH SERVICES, INC.

By: /s/ Mark W. Durishan
Mark W. Durishan
Vice President, Chief Financial Officer,
Treasurer and Director (Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 9, 2001.